Exhibit 99.2

IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THIS PRO FORMA VALUATION UPDATE REPORT

HAS BEEN FILED IN PAPER PURSUANT TO A CONTINUING HARDSHIP EXEMPTION.

PRO FORMA VALUATION UPDATE REPORT

PEOPLE’S UNITED FINANCIAL, INC.

PROPOSED HOLDING COMPANY FOR

PEOPLE’S BANK

Bridgeport, Connecticut

January 18, 2007

RP® Financial, LC.

1700 North Moore Street

Suite 2210

Arlington, Virginia 22209

January 18, 2007

Board of Trustees

People’s Mutual Holdings

and

Board of Directors

People’s Bank

850 Main Street

Bridgeport, Connecticut 06604

Members of the Boards of Directors:

We have completed and hereby provide an updated appraisal of the estimated pro forma market value of the common stock to be issued by People’s United Financial, Inc., Bridgeport, Connecticut (“People’s United” or the “Company”), in connection with the mutual-to-stock conversion of People’s Mutual Holdings (the “MHC”) and People’s Bank (“People’s” or the “Bank”). People’s United is a Delaware corporation being formed for the purpose of effectuating the conversion and offering. The MHC currently has a majority ownership interest in, and its principal asset consists of, approximately 57.7% of the shares of common stock of the Bank. The remaining 42.3% of the Bank’s common stock is owned by public shareholders. In 1988, the Bank reorganized into MHC form and converted to a Connecticut-chartered stock savings bank. Effective August 18, 2006, the Bank converted to a federal savings bank regulated by the Office of Thrift Supervision (“OTS”). Upon completing the mutual-to-stock conversion and stock offering (the “second-step” conversion), the Company will be 100% owned by public shareholders, the publicly-held shares of the Bank will be exchanged for shares in the Company at a ratio that retains their ownership interest (before taking into account the shares to be contributed to a foundation immediately following the close of the offering), the MHC assets will be consolidated with the Company and the MHC will cease to exist.

It is our understanding that People’s United will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors, as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a syndicated offering to the public at large. In addition, in connection with and immediately following the conversion, the Company will contribute up to $60 million to the newly-established charitable foundation, The People’s Community Foundation (“Foundation”), inclusive of 2.0 million newly-issued shares of common stock with a value of $40 million and $20 million in cash.

Washington Headquarters

Rosslyn Center	Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210	Fax No.: (703) 528-1788
Arlington, VA 22209	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Board of Directors

January 18, 2007

This updated appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”). Our Original Appraisal report, dated October 16, 2006 (the “Original Appraisal”), is incorporated herein by reference. As in the preparation of our Original Appraisal, we believe the data and information used herein is reliable; however, we cannot guarantee the accuracy and completeness of such information.

This appraisal is based on People’s representation that the information contained in the regulatory applications and draft prospectus, and additional information furnished to us by People’s and its independent auditor, legal counsel, investment bankers and other authorized agents, are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by People’s, or its independent auditor, legal counsel, investment bankers and other authorized agents, nor did we independently value the individual assets or liabilities or portfolios of assets or liabilities of the Bank or the Company. The valuation considers the Bank and the Company only as going concerns and should not be considered as an indication of liquidation or control value.

Our appraised value is predicated on a continuation of the current operating environment for the Bank and the Company, and for all financial institutions and their holding companies. Changes in the local, state and national economy, the federal legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of financial institution stocks as a whole or the value of the Company’s stock alone. It is our understanding that there are no current plans for selling control of the Company following completion of the second-step conversion offering. Although the Company’s post-conversion strategies include seeking acquisition opportunities, it is our understanding that there are no discussions currently ensuing nor have potential targets been approached. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which the Company’s common stock, immediately upon completion of the second-step conversion offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge and a similar understanding of relevant facts.

This updated appraisal reflects the following noteworthy items: (1) a review of recent developments in People’s financial condition and operating results, including financial data through December 31, 2006; (2) an updated comparison of People’s financial condition and operating results versus the Peer Group companies identified in the Original Appraisal; and (3) a review of stock market conditions since the date of the Original Appraisal.

Board of Directors

January 18, 2007

Plan of Conversion

The Board of Trustees of the MHC and the Board of Directors of the Bank adopted a Plan of Conversion on September 19, 2006, and amended and restated the Plan of Conversion on October 26, 2006. Pursuant to the Plan of Conversion, the Bank will reorganize from the mutual holding company structure to a stock holding company structure and the Company will undertake a second-step conversion. In the second-step conversion, the Company will sell shares of common stock in an offering that will represent the ownership interest in the Bank currently owned by the MHC. The Company will also issue shares of its common stock to the public shareholders of the Bank pursuant to an exchange ratio that will result in the public shareholders owning the same aggregate percentage of the newly issued shares of common stock in the Company as owned in the Bank immediately prior to the conversion and offering (before taking into account the shares to be contributed to the Foundation immediately following the close of the conversion offering).

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. For its appraisal services, RP Financial is being compensated on a fixed fee basis for the Original Appraisal and for any subsequent updates, and such fees are payable regardless of the valuation conclusion or the completion of the conversion offering transaction. We believe that we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Discussion of Relevant Considerations

1. Financial Results

Table 1 presents the Bank’s summary balance sheet details as of September 30, 2006 as set forth in the Original Appraisal and updated financial information as of December 31, 2006.

People’s assets increased by $74.9 million or 0.7% from September 30, 2006 to December 31, 2006. Asset growth consisted of loans and cash and cash equivalents, while the securities portfolio continued to decline. Residential mortgage loans, commercial business loans and consumer loans all contributed to the Bank’s loan growth during the fourth quarter, which was partially offset by a reduction in commercial real estate loans. Loans receivable increased from $9.1 billion or 85.9% of assets at September 30, 2006 to $9.3 billion or 87.0% of assets at December 31, 2006. The Bank sold additional securities in the fourth quarter, resulting in the balance of securities declining from $201.9 million or 1.9% of assets at September 30, 2006 to

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January 18, 2007

$77.5 million or 0.7% of assets at December 31, 2006. In total, the Bank’s ratio of cash and investments as a percent of assets, declined from $737.3 million or 6.9% of assets at September 30, 2006 to $646.2 million or 6.0% of assets at December 31, 2006. Goodwill and intangibles decreased from $105.3 million or 1.0% of assets at September 30, 2006 to $105.0 million or 1.0% of assets at December 31, 2006, reflecting amortization of intangibles during the quarter.

Table 1

People’s Bank

Recent Balance Sheet Data

	At September 30, 2006		At December 31, 2006
	Amount	Assets	Amount	Assets
	(in millions)	(%)	(in millions)	(%)
Total assets	$10,612.1	100.0%	$10,687.0	100.0%
Cash and cash equivalents	535.4	5.0	568.7	5.3
Securities	201.9	1.9	77.5	0.7
Loans receivable, net	9,110.9	85.9	9,297.7	87.0
Goodwill and intangibles	105.3	1.0	105.0	1.0
Deposits	8,978.6	84.6	9,082.6	85.0
Borrowings	13.6	0.1	4.1	0.0
Subordinated notes	108.8	1.0	65.3	0.6
Equity	1,351.4	12.7	1,339.6	12.5

Sources: People’s prospectus, audited and unaudited financial statements and RP Financial calculations.

Updated credit quality measures remained favorable and reflected little change compared to the Original Appraisal. Non-performing assets equaled $22.7 million or 0.21% of assets at December 31, 2006, versus $22.9 million or 0.22% of assets at September 30, 2006. Non-performing loans increased from $20.8 million at September 30, 2006 to $22.6 million at December 31, 2006, which was offset by a decrease in the balance of real estate owned and repossessed assets from $2.1 million at September 30, 2006 to $0.1 million at December 31, 2006. The increase in non-performing loans was mostly due to an increase in non-performing commercial business loans, which increased $8.9 million from September 30, 2006 to December 31, 2006. A commercial business loan totaling $10.6 million was classified as non-performing during the quarter ended December 31, 2006. Somewhat offsetting the increase in non-performing commercial business loans were reduced balances of non-performing commercial real estate and residential mortgage loans, which decreased by $6.4 million and $1.1 million, respectively, during the quarter ended December 31, 2006. The reduction in the non-performing commercial real estate loan balance was supported by the repayment of one loan totaling $5.5 million.

Board of Directors

January 18, 2007

Deposit growth funded asset growth as well as the pay down of borrowings and subordinated notes. Deposits increased from $9.0 billion or 84.6% of assets at September 30, 2006 to $9.1 billion or 85.0% of assets at December 31, 2006. Borrowings held by the Bank at December 31, 2006 consisted of $4.1 million of Federal funds purchased, versus a balance of $13.6 million at September 30, 2006. The balance of subordinated notes decreased from $108.8 million at September 30, 2006 to $65.3 million at December 31, 2006, as $43.5 million of subordinated notes with a rate of 7.20% matured on December 1, 2006.

People’s equity declined by $12 million during the quarter ended December 31, 2006, as the increase in retained earnings was more than offset by an increase in the accumulated other comprehensive loss. The accumulated other comprehensive loss increased from $7.1 million at September 30, 2006 to $47.9 million at December 31, 2006, with approximately $40 million of the increase resulting from the adoption of SFAS No. 158 addressing the accounting for pension plans. The accounting adjustment to equity for SFAS No. 158 was a one time adjustment. Going forward, the Bank’s pension plan expense is expected to be lower as the result of the adoption of SFAS No. 158. The Bank maintained total equity of $1.3 billion or 12.5% of assets at December 31, 2006, versus $1.4 billion or 12.7% of assets at September 30, 2006.

Table 2 presents the Bank’s summary income statement details for the twelve months ended September 30, 2006 as set forth in the Original Appraisal and updated financial information for the year ended December 31, 2006.

Updated earnings for the Bank were higher, as reported earnings equaled 1.10% and 1.15% of average assets for the twelve months ended September 30, 2006 and December 31, 2006, respectively. Higher net interest income, lower loan loss provisions and lower operating expenses accounted for most of the increase in the Bank’s updated earnings, while, to a lesser extent, other operating income and a tax benefit also contributed to the Bank’s higher earnings for the most recent twelve month period. The improvement in the Bank’s updated earnings was somewhat offset by the elimination of branch sale gains and slight reductions in gains from the sale of residential loans and income from discontinued operations.

An increase in the interest income ratio accounted for the Bank’s higher net interest income ratio during the most recent twelve month period, as funds realized from the sale of the investment portfolio were deployed into higher yielding loans. The Bank’s asset-sensitive position further contributed to the increase in the interest income ratio. A higher interest expense ratio was also reflected in the Bank’s updated earnings, as higher short-term interest rates pushed deposit rates higher. Overall, the Bank’s net interest income to average assets ratio increased from 3.48% for the twelve months ended September 30, 2006 to 3.55% for the twelve months ended December 31, 2006.

The Bank’s updated operating expense ratio was slightly lower, decreasing from 3.23% of average assets for the twelve months ended September 30, 2006 to 3.22% of average assets for the year ended December 31, 2006. The slight decrease in the Bank’s updated operating expense ratio was supported by a $5.0 million reduction in operating expense, with

Board of Directors

January 18, 2007

most of the reduction consisting of a $2.7 million liability restructuring charge recorded in the fourth quarter of 2005. Overall, People’s higher net interest income ratio and lower operating expense ratio resulted in a slightly higher updated expense coverage ratio (net interest income divided by operating expenses) of 1.10 times, versus a comparable ratio of 1.08 times recorded for the twelve months ended September 30, 2006.

Table 2

People’s Bank

Recent Income Statement Data

	12 Months Ended September 30, 2006		12 Months Ended December 31, 2006
	Amount	Avg. Assets	Amount	Avg. Assets
	($Mil.)	(%)	($Mil.)	(%)
Interest income	$565.3	5.18%	$582.1	5.40%
Interest expense	(185.7)	(1.70)	(199.7)	(1.85)

Net interest income	$379.6	3.48%	382.4	3.55%
Provision for losses	(7.3)	(0.07)	(3.4)	(0.03)

Net interest income after provision	$372.3	3.41%	$379.0	3.52%

Other operating income	$171.0	1.57%	$172.6	1.60%
Operating expense	(351.9)	(3.23)	(346.9)	(3.22)

Net operating income	$191.4	1.76%	$204.7	1.90%

Non-Operating Income
Net gain on sale of residential loans	$2.4	0.02%	$2.0	0.02%
Net security losses	(27.2)	(0.25)	(27.2)	(0.25)
Gain on sale of branches	8.1	0.07	0.0	0.00

Net non-operating income	$(16.7)	(0.15)%	$(25.2)	(0.23)%

Net income before tax	$174.7	1.60%	$179.5	1.67%
Income taxes	(57.4)	(0.53)	(57.8)	(0.54)

Income from continuing operations	$117.3	1.08%	$121.7	1.13%

Discontinued Operations
Income from discontinued operations(1)	$2.6	0.02%	$2.3	0.02%

Net income	$119.9	1.10%	$124.0	1.15%

(1)	Net of taxes.

Sources: People’s prospectus, audited and unaudited financial statements and RP Financial calculations.

Board of Directors

January 18, 2007

Other operating income was slightly higher in the Bank’s updated earnings, increasing from 1.57% of average assets for the twelve months ended September 30, 2006 to 1.60% of average assets for the year ended December 31, 2006. A $1.2 million increase in bank-owned life insurance income accounted for most of the increase in other operating income. When factoring other operating income into core earnings, the Bank’s updated efficiency ratio (operating expenses, net of goodwill amortization, as a percent of the sum of net interest income and non-interest operating income) was also slightly more favorable, equaling 62.33% for the year ended December 31, 2006 and 63.76% for the twelve months ended September 30, 2006.

The net loss from non-operating income and losses increased from 0.15% of average assets for the twelve months ended September 30, 2006 to 0.23% of average assets for the year ended December 31, 2006. The elimination of an $8.1 million gain on the sale of branches, which was recorded in the fourth quarter of 2005, accounted for the increase in the non-operating loss. Other components of non-operating income and losses remained consistent in the Bank’s updated earnings, consisting of $27.2 million of securities losses resulting from the balance sheet restructuring and $2.0 million of gains on the sale of residential mortgage loans. As set forth in the Original Appraisal, non-operating items are not considered to be part of the Bank’s core earnings.

Loan loss provisions decreased from $7.3 million or 0.07% of average assets for the twelve months ended September 30, 2006 to $3.4 million or 0.03% of average assets for the year ended December 31, 2006. Lower net charge-offs and a continuation of favorable credit quality measures supported the reduction in loan loss provisions established.

The Bank recorded a $2.4 million tax benefit related to certain prior year tax matters in the fourth quarter of 2006, which reduced the Bank’s effective tax rate from 32.86% for the twelve months ended September 30, 2006 to 32.20% for the year ended December 31, 2006.

Income from discontinued operations, which consists of recoveries on previously charged-off credit card accounts that were not included in the sale of the Bank’s credit card operations in 2004, decreased from $2.6 million for the twelve months ended September 30, 2006 to $2.3 million for the year ended December 31, 2006. Income from discontinued operations equaled 0.02% of average assets for both periods shown in Table 2.

2. Peer Group Financial Comparisons

Table 3 presents the financial characteristics for People’s, the Peer Group and all publicly-traded thrifts and banks. The Bank’s and the Peer Group’s ratios are based on financial results through December 31, 2006, or the most recent data available for the Peer Group companies. In general, the comparative balance sheet ratios for the Bank and the Peer Group did not vary significantly from the ratios exhibited in the Original Appraisal. Consistent with the Original Appraisal, the Bank’s updated interest-earning asset composition reflected a lower concentration of cash and investments and higher concentration of loans than maintained by the Peer Group. Overall, the Bank’s level of interest-earning assets comprising total assets remained

Board of Directors

January 18, 2007

RP® Financial, LC.

Table 3

Peer Group Balance Sheet Composition and Growth Rates

Comparable Institutions Analysis

As of December 31, 2006

	Company Name	Cash & Equiv/ Assets	Inv. Sec./ Assets	Net Loans/ Assets	Deposits/ Assets	Borrowings/ Assets	Equity/ Assets	Tangible E/A	Last Twelve Months - Growth				IEA/ Assets	IBL/ Assets	Leverage Ratio(1)	Risk-Based Capital Ratio(1)
Ticker									Assets	Loans	Deposits	Equity
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
PBCT	People’s Bank	5.32	0.73	87.00	84.99	0.65	12.53	11.55	(2.25)	9.41	0.00	3.96	93.05	85.64	12.00	16.20
	At December 31, 2006

All Publicly Traded Thrifts (No MHCs)
Average		3.34	19.84	71.45	66.96	21.31	10.41	9.32	7.51	10.43	8.55	11.95	94.63	88.27	9.23	15.22
Median		3.30	16.82	73.79	68.50	20.81	9.24	8.08	4.43	7.92	5.94	4.22	93.91	89.31	8.22	13.39

All Publicly Traded Banks
Average		4.59	19.17	70.23	75.79	13.10	9.53	8.05	13.48	17.01	13.76	18.92	93.99	88.89	9.41	13.36
Median		4.57	17.04	72.27	77.39	11.81	8.94	7.56	9.40	12.45	9.59	9.66	93.88	89.20	9.01	12.50

Peer Group
Average		3.98	18.64	69.97	69.86	17.79	11.12	8.17	5.95	10.30	5.77	6.56	92.59	87.65	8.79	13.55
Median		2.77	20.17	68.52	69.09	17.34	9.55	7.80	8.11	10.84	7.04	5.76	93.27	89.11	8.24	12.53

ABCW	Anchor BanCorp Wisconsin Inc.	2.69	8.75	84.84	71.93	19.52	7.38	6.97	6.59	9.39	6.96	4.89	96.28	91.45	7.99	10.53
CYN	City National Corporation	3.60	22.52	67.82	81.36	7.30	9.98	8.10	1.30	11.40	-1.85	2.90	93.94	88.66	8.45	14.36
CBSH	Commerce Bancshares, Inc.	7.58	22.96	64.84	77.11	11.98	9.47	NA	9.68	12.06	8.23	7.79	95.38	89.09	9.47	12.85
CFR	Cullen/Frost Bankers, Inc.	13.54	23.95	55.54	79.59	9.68	9.63	7.50	13.30	14.17	11.92	25.05	93.03	89.27	9.40	14.65
FNFG	First Niagara Financial Group, Inc.	1.56	15.03	70.05	69.67	11.48	17.27	8.70	-0.35	9.54	4.36	0.21	86.64	81.15	7.92	12.65
MAFB	MAF Bancorp, Inc.	3.94	18.54	69.21	59.98	29.15	9.24	5.89	11.75	10.89	12.15	9.65	91.69	89.13	7.34	11.20
NAL	NewAlliance Bancshares, Inc.	2.68	34.54	52.28	53.46	26.66	18.81	12.68	9.62	16.87	2.81	-1.41	89.50	80.12	13.61	23.91
PFB	PFF Bancorp, Inc.	1.34	7.92	88.44	68.50	22.18	8.40	8.37	17.42	18.05	9.89	13.27	97.70	90.68	8.31	10.90
PFS	Provident Financial Services, Inc.	2.28	21.80	64.17	67.76	13.90	17.40	10.81	-5.69	2.10	-0.46	-6.05	88.25	81.66	11.59	17.04
TCB	TCF Financial Corporation	2.28	12.94	78.56	67.57	23.45	7.21	6.20	12.25	10.78	9.06	6.63	93.78	91.02	6.27	11.12
VLY	Valley National Bancorp	3.39	23.26	66.85	68.48	22.97	7.66	NA	-0.33	2.52	-0.96	1.90	93.50	91.45	8.17	12.40
WBS	Webster Financial Corporation	2.85	11.48	77.00	72.87	15.15	10.98	6.46	-4.14	5.83	7.11	13.94	91.33	88.02	6.91	11.01

(1)	For OTS regulated thrift holding companies reflects subsidiary capital ratios and for bank holding companies reflects holding company consolidated ratios.

Sources: SNL Financial, LC., People’s prospectus and RP Financial calculations.

Board of Directors

January 18, 2007

comparable to the Peer Group’s average ratio, based on updated ratios of 93.05% and 92.59%, respectively.

The updated mix of deposits and borrowings maintained by People’s and the Peer Group also did not change significantly from the Original Appraisal. People’s funding composition continued to reflect a higher concentration of deposits and a lower concentration of borrowings, relative to the comparable Peer Group measures. Consistent with the Original Appraisal, the Bank’s interest-bearing liabilities to assets ratio of 85.64% was slightly below the comparable Peer Group ratio of 87.65%.

Overall, People’s updated interest-earning assets-to-interest-bearing liabilities (“IEA/IBL”) ratio equaled 108.65%, which remained slightly above the comparable Peer Group ratio of 105.64%. As discussed in the Original Appraisal, the additional capital realized from stock proceeds will increase People’s IEA/IBL ratio, as the level of interest-bearing liabilities funding assets will be lower due to the increase in capital realized from the offering and the net proceeds realized from the offering will be primarily deployed into interest-earning assets.

Updated growth rates for People’s and the Peer Group are based on annual growth for the twelve months ended December 31, 2006, or the most recent data available for the Peer Group companies. Consistent with the Original Appraisal, updated growth rates reflected a higher asset and deposit growth rates for the Peer Group. People’s reported a 2.25% decrease in assets and no change in deposits, versus comparable average asset and deposit growth rates of 5.95% and 5.77% for the Peer Group. As noted in the Original Appraisal, People’s asset and deposit growth measures reflect the implementation of strategies to restructure the balance sheet through utilizing proceeds realized from the sale of investment securities to fund the pay down of borrowings and loan growth and to limit rate competition paid for deposits. Asset growth for the Peer Group continued to be primarily funded by deposit growth, which reflected an updated growth rate of 5.77%. The Bank’s updated loan growth rate of 9.41% remained slightly below the Peer Group’s loan growth rate of 10.30%. In contrast to the Original Appraisal, the Peer Group’s equity growth rate of 6.56% exceeded the Bank’s equity growth rate of 3.96%. The Bank’s equity growth was slowed by the adoption of SFAS 158 in the fourth quarter of 2006, which resulted in a $40 million reduction in the Bank’s equity.

Table 4 displays comparative operating results for People’s and the Peer Group, based on their earnings for the twelve months ended December 31, 2006 (or the latest data available). Updated earnings for the Bank and the Peer Group equaled 1.15% and 1.24% of average assets, respectively, which were slightly higher and slightly lower in comparison to their respective returns reflected in the Original Appraisal. A lower level of operating expenses and higher net gains continued to primarily account for the Peer Group’s higher return, which continued to partially offset by the Bank’s higher ratios for net interest income and non-interest operating income.

Board of Directors

January 18, 2007

RP® Financial, LC.

Table 4

Income as a Percent of Average Assets and Yields, Costs, Spreads

Comparative Institution Analysis

For the Twelve Months Ended December 31, 2006 or Latest Date Available

		Income Statement Ratios (% of Average Assets)														Last Twelve Months
Ticker	Company Name	Net Income	Int. Income	Int. Expense	Net Int. Income	Ln Loss Prov.	Nonint. Income	G&A Expense	Gain/ Loss	Intang. Amort.	NI Before Taxes	Inc. Taxes	Extra- Ord. Items	Tax Rate	Efficiency Ratio(2)	Yield on IEA	Cost of IBL	Yield/Cost Spread	Assets/ Employee
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($Mil.)
PBCT	People’s Bank (1)	1.15%	5.40%	1.85%	3.55%	0.03%	1.60%	3.21%	(0.23)%	0.01%	1.67%	0.54%	0.02%	32.20%	62.33%	5.90%	2.15%	3.75%	$4,022

All Publicly Traded Thrifts (No MHCs)
Average		0.63%	5.71%	2.86%	2.85%	0.13%	0.74%	2.56%	0.09%	0.03%	0.96%	0.33%	0.00%	34.81%	71.31%	5.94%	3.12%	2.82%	$5,970
Median		0.66%	5.67%	2.89%	2.78%	0.08%	0.54%	2.41%	0.15%	0.00%	0.98%	0.33%	0.00%	33.47%	72.59%	5.89%	3.17%	2.72%	4,489

All Publicly Traded Banks
Average		1.07%	6.29%	2.63%	3.65%	0.18%	1.07%	3.01%	0.08%	0.03%	1.58%	0.51%	0.01%	32.17%	63.77%	6.60%	3.02%	3.57%	$4,419
Median		1.09%	6.15%	2.65%	3.50%	0.14%	0.85%	2.87%	0.23%	0.01%	1.55%	0.49%	0.00%	31.40%	65.98%	6.48%	3.04%	3.44%	3,802

Peer Group
Average		1.24%	5.63%	2.30%	3.33%	0.08%	1.38%	2.72%	0.01%	0.04%	1.87%	0.63%	0.00%	33.17%	57.75%	6.17%	3.00%	3.17%	$4,855
Median		1.24%	5.71%	2.28%	3.15%	0.08%	1.21%	2.49%	0.02%	0.02%	1.76%	0.66%	0.00%	32.78%	57.11%	6.23%	2.90%	3.33%	5,143

ABCW	Anchor BanCorp Wisconsin Inc.	1.00%	6.14%	3.02%	3.12%	0.14%	1.21%	2.55%	0.08%	0.00%	1.72%	0.70%	0.00%	40.71%	58.89%	6.44%	NA	NA	$5,169
CYN	City National Corporation	1.62%	5.49%	1.29%	4.20%	0.00%	1.58%	3.13%	0.00%	0.04%	2.61%	0.96%	0.00%	36.85%	54.15%	6.07%	2.66%	3.41%	5,520
CBSH	Commerce Bancshares, Inc.	1.54%	5.85%	2.24%	3.61%	0.18%	2.45%	3.68%	0.07%	0.00%	2.27%	0.73%	0.00%	32.09%	60.73%	6.32%	2.63%	3.69%	3,125
CFR	Cullen/Frost Bankers, Inc.	1.68%	5.74%	1.71%	4.03%	0.12%	2.10%	3.48%	0.01%	0.05%	2.49%	0.81%	0.00%	32.36%	56.77%	6.62%	2.83%	3.79%	3,249
FNFG	First Niagara Financial Grp, Inc.	1.17%	5.08%	1.97%	3.11%	0.10%	1.33%	2.43%	0.04%	0.15%	1.79%	0.62%	0.00%	34.53%	54.73%	5.90%	2.65%	3.25%	4,132
MAFB	MAF Bancorp, Inc.	0.93%	5.17%	2.79%	2.38%	0.04%	0.71%	1.71%	0.11%	0.04%	1.41%	0.49%	0.00%	34.41%	55.34%	5.65%	3.32%	2.33%	5,116
NAL	NewAlliance Bancshares, Inc.	0.73%	4.64%	2.10%	2.54%	0.00%	0.73%	2.01%	(0.03)%	0.14%	1.09%	0.36%	0.00%	33.20%	61.47%	5.20%	2.90%	2.30%	6,975
PFB	PFF Bancorp, Inc.	1.30%	7.06%	2.85%	4.21%	0.19%	0.55%	2.33%	0.03%	0.00%	2.27%	0.97%	0.00%	42.64%	48.95%	7.28%	3.43%	3.85%	6,275
PFS	Provident Financial Serv, Inc.	0.93%	4.73%	1.87%	2.86%	0.02%	0.51%	2.02%	0.00	0.00%	1.33%	0.40%	0.00%	30.31%	59.94%	5.39%	2.55%	2.84%	6,522
TCB	TCF Financial Corporation	1.87%	6.19%	2.32%	3.87%	0.08%	3.54%	4.69%	0.07%	0.01%	2.70%	0.83%	0.00%	30.65%	63.29%	6.76%	3.17%	3.59%	1,922
VLY	Valley National Bancorp	1.33%	5.75%	2.57%	3.18%	0.08%	0.59%	2.04%	0.01%	0.00%	1.66%	0.32%	0.00%	19.59%	54.11%	6.21%	3.37%	2.84%	5,055
WBS	Webster Financial Corporation	0.75%	5.68%	2.83%	2.85%	0.06%	1.20%	2.56%	-0.27%	0.08%	1.08%	0.33%	0.00%	30.70%	63.21%	6.25%	3.48%	2.77%	5,197

(1)	People’s Bank data for the twelve months ended December 31, 2006.
(2)	Calculated as operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income.

Sources: SNL Financial, LC., People’s prospectus and RP Financial calculations.

Board of Directors

January 18, 2007

In terms of core earnings strength, updated expense coverage ratios posted by People’s and the Peer Group equaled 1.10x and 1.21x, respectively. The Peer Group’s higher expense coverage ratio was realized through maintenance of a lower level of operating expenses (2.76% of average assets including intangibles amortization versus 3.22% for the Bank), which was only partially offset by the Bank’s higher net interest income ratio (3.55% of average assets versus 3.33% for the Peer Group). People’s higher net interest income ratio continued to reflect a lower interest expense ratio (1.85% of average assets versus 2.30% for the Peer Group), while the Peer Group continued to maintain a higher interest income ratio (5.63% of average assets versus 5.40% for the Bank).

Non-interest operating income remained a more significant contributor to the Bank’s earnings, as such income amounted to 1.60% and 1.38% of the Bank’s and the Peer Group’s average assets, respectively. Accordingly, taking non-interest operating income into account in assessing People’s core earnings strength relative to the Peer Group’s, the Bank’s updated efficiency ratio of 62.33% remained less favorable than the Peer Group’s efficiency ratio of 57.75%.

Loan loss provisions were a slightly larger factor in the Peer Group’s updated earnings, as the result of the lower loan loss provisions established by the Bank. Loan loss provisions established by the Bank and the Peer Group equaled 0.03% and 0.08% of average assets, respectively.

Net gains remained a larger source of earnings for the Peer Group, as the Bank continued to record a net loss from the sale of securities. The Peer Group recorded net gains equal to 0.01% of average assets, while the Bank’s net loss equaled 0.23% of average assets. As set forth in the Original Appraisal, typically, such gains and losses are discounted in valuation analyses as they tend to have a relatively high degree of volatility, and thus are not considered part of core operations. If gains are attributable to secondary market loan sales on a regular basis, then such gains may warrant some consideration as a core profitability, depending on the prevailing market environment. However, loan sale gains are typically viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income, and are given lesser consideration in developing core earnings for valuation purposes. In this appraisal, for both People’s and the Peer Group, we have considered earnings and profitability before and after such net gains and losses.

Income from discontinued operations, which is included as part of extraordinary items, continued to add 0.02% to the Bank’s after-tax return on average assets. Also consistent with the Original Appraisal, extraordinary items were not a factor in the Peer Group’s updated earnings.

Taxes continued to have a fairly comparable impact on updated earnings, as People’s and the Peer Group posted updated effective tax rates of 32.20% and 33.17%, respectively.

Board of Directors

January 18, 2007

Updated credit quality measures remained fairly comparable for the Bank and the Peer Group. As shown in Table 5, the Bank’s ratios of non-performing loans/loans and non-performing assets and accruing loans more than 90 days past due/assets of 0.24% and 0.21%, respectively, were slightly lower than the comparable average Peer Group ratios of 0.29% and 0.28%. The Bank’s reserve coverage ratios of 327.43% for non-performing loans and 0.79% for loans were below the comparable Peer Group ratios of 388.65% and 0.99%. Net loan charge-offs remained lower for the Bank, as net loan charge-offs posted by the Bank and Peer Group equaled 0.05% and 0.11% of their respective loan balances.

3. Stock Market Conditions

Since the date of the Original Appraisal, the performance of the broader stock market has generally been positive. The Dow Jones Industrial Average (“DJIA”) closed above 12000 heading into late-October 2006, with optimism about corporate earnings, the Federal Reserve’s decision to hold rates steady and lower oil prices sustaining the rally. Despite a slight pullback at the end of October, the 3.4% gain in DJIA for October was the best monthly gain since November 2005. Stocks continued to edge lower at the beginning of November, but then rebounded strongly in mid-November. Favorable inflation data reflected in wholesale and consumer prices for October, merger news and upbeat comments by the Federal Reserve about interest rates were factors that contributed to rally in the broader market. Stocks traded in a narrow range ahead of the holiday shopping season in late-November. After posting a big one day loss in late-November on concerns about retail sales, lower oil prices, merger news and favorable economic reports provided a boost to stocks in early-December. The DJIA traded to record highs in mid- and late-December, as stocks benefited from some robust economic reports and investors betting on a strong finish for the year. Lower oil prices helped to sustain the positive trend in stocks at the start of 2007, which was followed by a mild pullback due to weakness in technology stocks. On January 18, 2007, the DJIA closed at 12567.93 or 4.9% higher since the date of the Original Appraisal and the NASDAQ closed at 2443.21 or 3.4% higher since the date of the Original Appraisal.

Since the date of the Original Appraisal, the stock market for thrift and bank issues has been mixed. After faltering briefly in mid-October 2006 on some disappointing third quarter earnings reports, thrift and bank stocks followed the broader market higher heading into late-October. Thrift and bank stocks sold off with the broader market at the end of October and into early-November, as economic data showing slower growth raised concerns for some investors. Strength in the broader market supported a rebound in thrift and bank stocks ahead of the national elections. Favorable inflation data boosted thrift and bank stocks along with the broader market in mid-November, while weaker than expected housing data pressured thrift and bank stocks lower heading into late-November. Merger news, including Bank of New York’s announced merger with Mellon Financial Corp., sparked gains in thrift and bank stocks in early-December. Thrift and bank stocks traded in a narrow range through mid-December, as the Federal Reserve left interest rates unchanged as expected. An upbeat report on home sales helped thrift and bank stocks participate in the broader market rally in late-December. Thrift and bank stocks traded lower at the start of 2007, as a favorable employment report for December reduced expectations of the Federal Reserve cutting interest rates. Mixed fourth quarter earnings

Board of Directors

January 18, 2007

RP® Financial, LC.

Table 5

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of December 31, 2006 or Most Recent Data Available

		REO/ Assets	NPAs + 90+/ Assets	NPLs/ Loans	Reserves/ Loans	Reserves/ NPLs	Reserves/ NPAs + 90 +	LTM Net Chargeoffs	NCOs/ Loans
Ticker	Company Name
		(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
PBCT	People’s Bank
	As of December 31, 2006	0.00%	0.21%	0.24%	0.79%	327.43%	325.99%	$4,400	0.05%

All Publicly Traded Thrifts (No MHCs)
Average		0.09%	0.55%	0.56%	0.89%	255.18%	224.57%	$23,263	0.13%
Median		0.02%	0.29%	0.36%	0.81%	180.81%	140.83%	$748	0.05%

All Publicly Traded Banks
Average		0.06%	0.45%	0.47%	1.19%	324.41%	273.26%	$51,468	0.16%
Median		0.02%	0.34%	0.32%	1.15%	267.23%	207.97%	$846	0.10%

Peer Group
Average		0.05%	0.28%	0.29%	0.99%	388.65%	318.96%	$7,614	0.11%
Median		0.02%	0.25%	0.28%	0.99%	321.84%	341.28%	$8,494	0.11%

ABCW	Anchor BanCorp Wisconsin Inc.	0.10%	0.50%	0.48%	0.48%	101.39%	81.72%	$10,169	0.28%
CYN	City National Corporation	0.00%	0.13%	0.19%	1.59%	847.03%	845.81%	(7,842)	-0.08%
CBSH	Commerce Bancshares, Inc.	0.01%	0.25%	0.17%	1.32%	788.42%	341.28%	26,054	0.28%
CFR	Cullen/Frost Bankers, Inc.	0.04%	0.37%	0.46%	1.31%	285.13%	199.59%	10,709	0.17%
FNFG	First Niagara Financial Grp, Inc.	0.01%	0.22%	0.30%	1.28%	424.36%	408.64%	7,248	0.13%
MAFB	MAF Bancorp, Inc.	0.03%	0.46%	0.61%	0.51%	83.32%	77.21%	4,277	0.05%
NAL	NewAlliance Bancshares, Inc.	0.00%	0.15%	0.28%	1.00%	358.55%	351.40%	21	0.00%
PFB	PFF Bancorp, Inc.	0.19%	0.20%	0.01%	0.97%	NM	436.88%	2,388	0.06%
PFS	Provident Financial Serv, Inc.	0.01%	0.12%	0.17%	0.86%	505.21%	444.40%	1,744	0.05%
TCB	TCF Financial Corporation	0.19%	0.45%	0.24%	0.53%	218.83%	92.69%	10,503	0.10%
VLY	Valley National Bancorp	0.01%	0.26%	0.33%	0.90%	274.25%	228.90%	9,740	0.12%
WBS	Webster Financial Corporation	0.02%	NA	NA	1.11%	NA	NA	16,362	0.12%

Sources: SNL Financial, LC., People’s prospectus and RP Financial calculations.

Board of Directors

January 18, 2007

reports provided for a choppy trading market for thrift and bank issues in mid-January 2007. On January 18, 2007, the SNL Index for all publicly-traded thrifts closed at 1,781.6, an increase of 0.9% since the date of the Original Appraisal. On January 18, 2007, the SNL Index for all publicly-traded banks closed at 652.7, an increase of 2.0% since the date of the Original Appraisal.

Consistent with the performance of the SNL index measures for all publicly-traded thrifts and banks, the average market capitalizations for the Peer Group, all publicly-traded thrifts and all publicly-traded banks were slightly higher since the date of the Original Appraisal. The average P/E multiples for the Peer Group and all publicly-traded thrifts were also generally up slightly since the date of the Original Appraisal, while the average P/E multiples for all publicly-traded banks were slightly lower since the date of the Original Appraisal. Decreases were reflected in the updated average P/B ratios for the Peer Group, all publicly-traded thrifts and all publicly-traded banks, with the most significant drop-off reflected in the all publicly-traded bank averages. Overall, the Peer Group’s updated P/E multiples were in the range of P/E multiples indicated for the all publicly-traded averages for thrifts and banks, while the Peer Group’s updated P/B ratios were above the averages for both all publicly-traded thrifts and banks. Since the date of the Original Appraisal, seven out of the twelve Peer Group companies were trading at lower prices as of January 18, 2007. A comparative pricing analysis of the Peer Group, all publicly-traded thrifts and all publicly-traded banks is shown in the following table, based on market prices as of the Original Appraisal date and the date of this update.

Pricing Characteristics

	At Oct. 16, 2006	At Jan. 18, 2007	% Change
Peer Group
Price/Earnings (x)	17.24x	17.53x	1.68%
Price/Core Earnings (x)	17.22	17.22	0.00
Price/Book (%)	211.79%	209.12%	(1.26)
Price/Tangible Book (%)	283.30	269.15	(4.99)
Price/Assets (%)	20.57	20.21	(1.75)
Avg. Mkt. Capitalization ($Mil)	$2,187.20	$2,214.20	1.23

All Publicly-Traded Thrifts
Price/Earnings (x)	18.09x	18.27x	1.00%
Price/Core Earnings (x)	18.51	18.81	1.62
Price/Book (%)	146.55%	139.71%	(4.67)
Price/Tangible Book (%)	171.41	163.83	(4.42)
Price/Assets (%)	14.30	14.36	0.42
Avg. Mkt. Capitalization ($Mil)	$824.80	$838.40	1.65

Board of Directors

January 18, 2007

Pricing Characteristics (continued)

	At Oct. 16, 2006	At Jan. 18, 2007	% Change
All Publicly-Traded Banks
Price/Earnings (x)	17.52x	17.05x	(2.68)%
Price/Core Earnings (x)	17.61	17.23	(2.16)
Price/Book (%)	201.68%	187.80%	(6.88)
Price/Tangible Book (%)	251.09	231.22	(7.91)
Price/Assets (%)	17.91	17.30	(3.41)
Avg. Mkt. Capitalization ($Mil)	$3,274.90	$3,306.80	0.97

Sources: SNL Financial and RP Financial calculations. Reflects averages.

As set forth in the Original Appraisal, the “new issue” market is separate and distinct from the market for seasoned issues like the Peer Group companies in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 6, one standard conversion offering, three second-step conversion offerings and four mutual holding company offerings were completed during the past three months. The pro forma price/tangible book ratio of the standard conversion equaled 81.0% at closing and the average pro forma price/tangible book ratio of the recent mutual holding company offerings equaled 78.8% on a fully-converted basis at closing.

Three second-step offerings were completed within the past three months, which are considered to be more relevant for purposes of People’s pro forma pricing. Citizens Community Bancorp of Wisconsin completed its second-step offering on November 1, 2006, raising $52.9 million in gross proceeds, which was at the top of the super range. Citizens Community’s closing pro forma price/tangible book ratio equaled 103.1%. Westfield Financial of Massachusetts completed its second-step offering on January 4, 2007, raising $184.0 million in gross proceeds, which was at the maximum of the offering range. Westfield Financial’s closing pro forma price/tangible book ratio equaled 111.2%. Osage Bancshares, Inc. of Oklahoma completed its second-step offering on January 18, 2007, raising $25.1 million in gross proceeds which was at the midpoint of the offering range. Osage Bancshares’ closing pro forma price/tangible book ratio equaled 103.0%.

As set forth in the Original Appraisal, second-step conversions tend to be priced (and trade in the aftermarket) at higher P/B and P/TB ratios than standard conversions. We believe investors take into consideration the generally more leveraged pro forma balance sheets

Board of Directors

January 18, 2007

RP® Financial, LC.

Table 6

Pricing Characteristics and After-Market Trends

Recent Conversions Completed (Last Three Months)

			Pre-Conversion Data								Contribution to		Insider Purchases
			Financial Info.		Asset Quality		Offering Information				Charitable Found.		% Off Incl. Fdn.
Institutional Information													Benefit Plans
Institution	Conver. Date	Ticker	Assets	Equity/ Assets	NPAs/ Assets	Res. Cov.	Gross Proc.	% Offered	% of Mid.	Exp./ Proc.	Form	% of Offering	ESOP	Recog. Plans	Stk Option	Mgmt.& Dirs.
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(2)
Standard Conversions
Hampden Bancorp, Inc., MA*	1/17/07	HBNK-NASDAQ	$483	6.73%	1.01%	81%	$75.7	100%	132%	2.4%	S	5.0%	8.0%	4.0%	10.0%	2.2%

Averages - Standard Conversions:			$483	6.73%	1.01%	81%	$75.7	100%	132%	2.4%	N.A.	N.A.	8.0%	4.0%	10.0%	2.2%
Medians - Standard Conversions:			$483	6.73%	1.01%	81%	$75.7	100%	132%	2.4%	N.A.	N.A.	8.0%	4.0%	10.0%	2.2%

Second Step Conversions
Osage Bancshares, Inc., OK	1/18/07	OSBK-NASDAQ	$117	11.31%	0.08%	1751%	$25.1	70%	100%	3.2%	N.A.	N.A.	8.0%	2.9%	7.2%	2.8%
Westfield Financial, Inc., MA*	1/4/07	WFD-AMEX	$837	13.97%	0.08%	757%	$184.0	58%	115%	1.6%	N.A.	N.A.	4.0%	3.4%	8.5%	0.6%
Citizens Comm Bncp, Inc. of WI	11/1/06	CZWI-NASDAQ	$267	11.25%	0.44%	69%	$52.9	74%	132%	2.6%	N.A.	N.A.	6.5%	3.2%	8.1%	1.1%

Averages - Second Step Conversions:			$407	12.18%	0.20%	859%	$87.3	67%	116%	2.5%	N.A.	N.A.	6.2%	3.2%	7.9%	1.5%
Medians -Second Step Conversions:			$267	11.31%	0.08%	757%	$52.9	70%	115%	2.6%	N.A.	N.A.	6.5%	3.2%	8.1%	1.1%

Mutual Holding Company Conversions
Polonia Bancorp, PA	1/16/07	PBCP-OTCBB	$167	7.11%	0.15%	298%	$14.9	45%	132%	5.7%	N.A.	N.A.	8.7%	4.4%	10.9%	10.8%
MSB Financial Corp., NJ*	1/5/07	MSBF-NASDAQ	$276	7.12%	0.66%	51%	$25.3	45%	132%	3.2%	N.A.	N.A.	8.0%	4.4%	10.9%	5.2%
MainStreet Financial Corp., MI*	12/27/06	MSFN-OTCBB	$115	5.31%	1.00%	49%	$3.6	47%	95%	18.6%	N.A.	N.A.	8.0%	0.0%	0.0%	9.2%
Ben Franklin Financial, Inc., IL*	10/19/06	BFFI-OTCBB	$110	7.56%	0.37%	124%	$8.9	45%	132%	7.8%	N.A.	N.A.	8.7%	4.4%	10.9%	9.6%
Averages - Mutual Holding Company Conversions:			$167	6.78%	0.55%	131%	$13.2	46%	123%	8.8%	NA	NA	8.4%	3.3%	8.2%	8.7%
Medians - Mutual Holding Company Conversions:			$141	7.12%	0.52%	87%	$11.9	45%	132%	6.7%	NA	NA	8.4%	4.4%	10.9%	9.4%

Averages - All Conversions:			$297	8.80%	0.47%	398%	$48.8	60%	121%	5.6%	NA	NA	7.5%	3.3%	8.3%	5.2%
Medians - All Conversions:			$217	7.34%	0.41%	103%	$25.2	52%	132%	3.2%	NA	NA	8.0%	3.7%	9.2%	4.0%

			Pro Forma Data								Post-IPO Pricing Trends
				Pricing Ratios(3)			Financial Charac.				Closing Price:
Institution	Conver. Date	Ticker	Initial Dividend Yield	P/TB	Core P/E	P/A	Core ROA	TE/A	Core ROE	IPO Price	First Trading Day	% Change	After First Week(4)	% Change	After First Month(5)	% Change	Thru 1/18/07	% Change
			(%)	(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
Hampden Bancorp, Inc., MA*	1/17/07	HBNK-NASDAQ	0.00%	81.0%	46.9x	14.5%	0.3%	17.9%	1.7%	$10.00	$12.82	28.2%	$12.70	27.0%	$12.70	27.0%	$12.70	27.0%

Averages - Standard Conversions:			0.00%	81.0%	46.9x	14.5%	0.3%	17.9%	1.7%	$10.00	$12.82	28.2%	$12.70	27.0%	$12.70	27.0%	$12.70	27.0%
Medians - Standard Conversions:			0.00%	81.0%	46.9x	14.5%	0.3%	17.9%	1.7%	$10.00	$12.82	28.2%	$12.70	27.0%	$12.70	27.0%	$12.70	27.0%
Second Step Conversions
Osage Bancshares, Inc., OK	1/18/07	OSBK-NASDAQ	3.81%	103.0%	34.2x	25.9%	0.8%	25.1%	3.0%	$10.00	$9.95	-0.5%	$9.95	-0.5%	$9.95	-0.5%	$9.95	-0.5%
Westfield Financial, Inc., MA*	1/4/07	WFD-AMEX	1.80%	111.2%	34.0x	31.7%	0.9%	28.5%	3.3%	$10.00	$10.70	7.0%	$10.75	7.5%	$10.88	8.8%	$10.88	8.8%
Citizens Comm Bncp, Inc. of WI	11/1/06	CZWI-NASDAQ	1.00%	103.1%	54.2x	22.7%	0.4%	22.0%	1.7%	$10.00	$9.75	-2.5%	$9.90	-1.0%	$9.67	-3.3%	$9.71	-2.9%

Averages - Second Step Conversions:			2.20%	105.7%	40.8x	26.8%	0.7%	25.2%	2.7%	$10.00	$10.13	1.3%	$10.20	2.0%	$10.17	1.7%	$10.18	1.8%
Medians - Second Step Conversions:			1.80%	103.1%	34.2x	25.9%	0.8%	25.1%	3.0%	$10.00	$9.95	-0.5%	$9.95	-0.5%	$9.95	-0.5%	$9.95	-0.5%

Mutual Holding Company Conversions
Polonia Bancorp, PA	1/16/07	PBCP-OTCBB	0.00%	82.8%	45.7x	16.9%	0.3%	13.3%	2.0%	$10.00	$10.10	1.0%	$10.15	1.5%	$10.15	1.5%	$10.15	1.5%
MSB Financial Corp., NJ*	1/5/07	MSBF-NASDAQ	0.00%	83.3%	33.0x	17.4%	0.5%	13.8%	3.3%	$10.00	$12.30	23.0%	$12.10	21.0%	$12.10	21.0%	$12.10	21.0%
MainStreet Financial Corp., MI*	12/27/06	MSFN-OTCBB	0.00%	69.1%	NM	6.4%	-0.2%	6.6%	-2.9%	$10.00	$11.00	10.0%	$11.00	10.0%	$9.50	-5.0%	$9.50	-5.0%
Ben Franklin Financial, Inc., IL*	10/19/06	BFFI-OTCBB	0.00%	80.0%	45.4x	15.7%	0.2%	13.1%	1.8%	$10.00	$10.70	7.0%	$10.57	5.7%	$10.65	6.5%	$10.90	9.0%
Averages - Mutual Holding Company Conversions:			0.00%	78.8%	41.4x	14.1%	0.2%	11.7%	1.0%	$10.00	$11.03	10.3%	$10.96	9.6%	$10.60	6.0%	$10.66	6.6%
Medians - Mutual Holding Company Conversions:			0.00%	81.4%	45.4x	16.3%	0.3%	13.2%	1.9%	$10.00	$10.85	8.5%	$10.79	7.9%	$10.40	4.0%	$10.53	5.3%
Averages - All Conversions:			0.83%	89.2%	41.9x	18.9%	0.4%	17.5%	1.7%	$10.00	$10.92	9.2%	$10.89	8.9%	$10.70	7.0%	$10.74	7.4%
Medians - All Conversions:			0.00%	83.0%	45.4x	17.1%	0.4%	15.9%	1.9%	$10.00	$10.70	7.0%	$10.66	6.6%	$10.40	4.0%	$10.52	5.2%

Note: * - Appraisal performed by RP Financial; BOLD=RP Financial did the Conversion Business Plan. “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1)	Non-OTS regulated thrift.
(2)	As a percent of MHC offering for MHC transactions.
(3)	Does not take into account the adoption of SOP 93-6.
(4)	Latest price if offering is less than one week old.
(5)	Latest price if offering is more than one week but less than one month old.
(6)	Mutual holding company pro forma data on full conversion basis.
(7)	Simultaneously completed acquisition of another financial institution.
(8)	Simultaneously converted to a commercial bank charter.
(9)	Former credit union.

January 18, 2007

Board of Directors

January 18, 2007

of thrifts pursuing second-step conversions, their track records as public companies prior to conversion, and their generally higher pro forma ROE measures relative to standard conversions in pricing their common stocks. Additionally, the higher P/TB ratio in a second-step conversion offering is facilitated by the lower percentage of stock sold in the public offering in comparison to a standard conversion offering in which 100% of the stock is sold. Based on closing market prices as of January 18, 2007, Citizens Community’s stock price was 2.9% below its second-step offering price, Westfield Financial’s stock price was 8.8% above its second-step offering price and Osage Bancshares’ stock price was 0.5% below its second-step offering price.

Shown in Table 7 are the current pricing ratios of the four recent conversions that are publicly-traded on NASDAQ or an exchange and are fully-converted companies. Based on closing market prices as of January 18, 2007, the average P/TB ratio of the recent publicly-traded conversions equaled 106.57%

As set forth in the Original Appraisal, RP Financial’s analysis of stock market conditions also considered recent trading activity in People’s stock. As of January 18, 2007, the Bank’s stock price was $44.38 per share, indicating an implied market valuation of $6.3 billion.

Summary of Adjustments

In the Original Appraisal, we made the following adjustments to People’s pro forma value based upon our comparative analysis to the Peer Group:

Key Valuation Parameters	Previous Valuation Adjustment
Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	No Adjustment
Asset Growth	No Adjustment
Primary Market Area	No Adjustment
Dividends	No Adjustment
Liquidity of the Shares	Slight Upward
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Government Regulations and Regulatory Reform	No Adjustment

The factors concerning the valuation parameters of primary market area, dividends, liquidity of the shares, management and effect of government regulations and regulatory reform did not change since the Original Appraisal. Accordingly, those parameters were not discussed further in this update.

In terms of financial condition, the slight upward valuation adjustment applied for the Bank’s financial condition in the Original Appraisal remained appropriate. The slight upward

Board of Directors

January 18, 2007

RP® Financial, LC.

Table 7

Market Pricing Comparatives

Market Prices as of January 18, 2007

	Price/ Share(1)	Market Value	Per Share Data										Key Financial Data (6)
			LTM Core EPS(2)	BV/ Share						Dividends (4)					Last Twelve Months
					Pricing Ratios (3)					Amount/ Share	Yield	Payout Ratio(5)	Total Assets	Equity/ Assets	Reported		Core
Financial Institution					P/ CORE	P/E	P/TB	P/B	P/A						ROAA	ROAE	ROAA	ROAE
	($)	($Mil)	($)	($)	(x)	(x)	(%)	(%)	(%)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)
All Publicly Traded Thrifts (No MHCs) (7)
Average	$20.38	$838.4	$1.15	$15.00	18.81	18.27	163.83	139.71	14.36	$0.45	2.23	35.92	$6,453	10.48	0.63	6.80	0.65	6.96
Median	17.00	121.9	0.96	13.55	16.11	15.84	144.78	131.62	13.07	0.40	2.28	39.58	846	9.29	0.68	6.89	0.69	7.47

All Publicly Traded Banks (7)
Average	$25.70	$3,396.7	$1.58	$14.10	17.23	17.05	231.22	187.80	17.30	$0.55	2.04	29.61	$19,374	9.47	1.07	12.04	1.07	12.09
Median	22.74	206.8	1.41	12.45	16.17	16.03	221.20	179.90	16.74	0.50	2.13	30.91	1,173	8.93	1.08	12.26	1.09	12.20

Converted Last Three Months (No MHC)
Average	$10.81	$138.31	$0.24	$10.45	35.92	35.92	106.57	104.15	25.17	$0.17	1.63	39.21	$502	23.99	0.59	2.38	0.60	2.40
Median	10.42	85.04	0.25	10.23	35.92	35.92	102.65	102.65	23.90	0.14	1.34	55.56	431	24.76	0.58	2.34	0.58	2.35
Converted Last 3 Months (No MHC)(8)
CZWI Citizens Comm. Bncorp, Inc. of WI	$9.71	$69.11	$0.18	$10.74	NM	NM	100.10	90.41	22.06	$0.10	1.03	55.56	$313	24.40	0.41	1.68	0.41	1.68
HBNK Hampden Bancorp, Inc. of MA	12.70	100.97	0.21	12.35	NM	NM	102.83	102.83	18.41	0.00	0.00	0.00	548	17.91	0.29	1.62	0.30	1.70
WFD New Westfield Fin., Inc. of MA	10.88	347.33	0.29	9.00	37.52	37.52	120.89	120.89	34.47	0.18	1.65	62.07	1,008	28.52	0.92	3.22	0.92	3.22
OSBK Osage Bancshares, Inc. of OK	9.95	35.82	0.29	9.71	34.31	34.31	102.47	102.47	25.74	0.38	3.82	NM	139	25.12	0.75	2.99	0.75	2.99

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing twelve month data, adjusted to omit non-operating items on a tax effected basis.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to estimated core earnings.
(4)	Indicated twelve month dividend, based on last quarterly dividend declared.
(5)	Indicated dividend as a percent of trailing twelve month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month earnings and average equity and assets balances.
(7)	Excludes from averages those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(8)	Pro forma estimates reflecting offering closing data.

Source: SNL Financial, LC. and RP Financial pro forma calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Board of Directors

January 18, 2007

adjustment for the Bank’s financial condition continued to be supported by positive adjustments applied for the Bank’s asset/liability composition, balance sheet liquidity, funding composition and capital position, all of which were considered on a pro forma basis. No adjustment remained appropriate for the Bank’s updated asset growth, as the Bank’s greater pro forma leverage capacity continued to be negated by the Peer Group’s stronger historical growth and the execution risk associated with the Bank’s post-conversion growth strategies, in which the Bank will seek to leverage pro forma capital through a combination of organic growth and complementary acquisitions. No adjustment remained appropriate for earnings, as positive earnings adjustments for the Bank’s pro forma interest rate risk and earnings growth potential continued to be negated by the Bank’s lower pro forma ROE.

The general markets for thrift and bank stocks were slightly higher since the date of the Original Appraisal, as indicated by the increases recorded in the SNL Indices for all publicly-traded thrifts and banks. Similarly, the average market capitalizations for the Peer Group, all publicly-traded thrifts and all publicly-traded banks were up slightly from the Original Appraisal date. Comparatively, the average P/B and P/TB ratios for the Peer Group, all publicly-traded thrift and all publicly-traded banks were lower compared to the Original Appraisal date, while little change was reflected in their respective updated P/E multiples. Recent conversion activity generally indicated a healthy market for thrift offerings, with most offerings closing above the midpoint of the offering range. Three second-step conversion offerings were completed during the past three months, but were significantly smaller offerings compared to the size of People’s offering.

People’s stock was up 8.7% since the date of the Original Appraisal and, on the strength of improvement in core earnings components, the Bank’s earnings for the year ended December 31, 2006 were higher compared to earnings for the twelve months ended September 30, 2006, which was the period utilized in the Original Appraisal.

Overall, taking into account the foregoing factors, RP Financial concluded that as of January 18, 2007, the aggregate pro forma value of People’s conversion stock, taking into account the dilutive impact of the stock contribution to the Foundation, equaled $5.630 billion at the midpoint, an increase in value of 7.4% from the midpoint value set forth in the Original Appraisal. The midpoint and resulting valuation range is based on the sale of a 57.70% ownership interest to the public and the Foundation contribution, which provides for a $3.225 billion public offering. The 57.70% ownership interest was based on the Bank’s shares outstanding as of September 30, 2006, which is consistent with the date of the pro forma data in the Bank’s prospectus. As of December 31 2006, the MHC’s ownership interest equaled 57.69%.

Valuation Approaches

In applying the accepted valuation methodology promulgated by the regulatory agencies, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing People’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets

Board of Directors

January 18, 2007

(“P/A”) approaches — all performed on a pro forma basis including the effects of the conversion proceeds.

In evaluating the emphasis that should be given to the valuation approaches, we anticipate that People’s stock will be viewed by the investment community with more emphasis on the price/earnings ratio than is typical of converting thrifts (which are viewed more from a price/tangible book ratio perspective), given the large size of the Company’s offering, the expectation that there will be high institutional ownership in the Company’s stock on a post-offering basis and that the nation’s largest publicly-traded thrifts and banks typically trade within a relatively narrow range of price/earnings ratios and a relatively broad range of price/tangible book value ratios. These characteristics reinforce that the price/earnings multiple is the primary driver of value for large publicly-traded thrifts and banks. This dynamic is evident in the Peer Group’s pricing ratios, as there was significantly less variance in the price/earnings ratios for the Peer Group companies compared to the range of price/tangible book ratios exhibited by the Peer Group companies With the exception of NewAlliance Bancshares price/earnings multiple of 31.90 times, the price/earnings ratios of the Peer Group ranged from 13.48 times to 19.92 times based on closing prices as of January 18, 2007 and reported trailing twelve month earnings. Comparatively, the Peer Group’s price/tangible book ratios ranged from 193.56% to 398.51% based on closing prices as of January 18, 2007.

The more highly leveraged position of the Peer Group results in one other major consideration in reaching a valuation conclusion. Specifically, the price/tangible book value ratio is less sensitive to changes in value than the earnings multiple. In other words, as the value changes over the course of the range, the price/tangible book value discount changes only to a limited degree, while the price/earnings premium changes rather sharply. Accordingly, given the expectation that the Bank’s stock will primarily trade off of the pro forma P/E multiple and the Bank’s pro forma tangible capital ratio will be over 3.5 times the Peer Group’s ratio, the Bank’s pro forma price/tangible book ratios will necessarily warrant a relatively steep discount due to the resulting premium reflected in the Bank’s pro forma price/earnings multiple.

In computing the pro forma impact of the offering and the related pricing ratios, the changes to the valuation parameters utilized in the Original Appraisal reflected updated market data and the Bank’s financial data through December 31, 2006. The appraisal update also continued to consider the potential uses of proceeds outlined in the prospectus, including possible acquisitions as a means to leverage capital.

Consistent with the Original Appraisal, this updated appraisal continues to be based primarily on fundamental analysis techniques applied to the Peer Group, including the P/E approach, the P/B approach and the P/A approach. Also consistent with the Original Appraisal, this updated appraisal incorporates a “technical” analysis of recently completed conversions, including principally the P/B approach which (as discussed in the Original Appraisal) is the most meaningful pricing ratio as the pro forma P/E ratios reflect an assumed reinvestment rate and do not yet reflect the actual use of proceeds.

Board of Directors

January 18, 2007

RP Financial also considered the trading price of People’s stock, which had a closing price of $44.38 per share as of January 18, 2007, an increase of 8.7% from its closing price as of October 16, 2006, that implied a pro forma market capitalization for People’s of approximately $6.3 billion.

The Bank has adopted Statement of Position (“SOP” 93-6) which causes earnings per share computations to be based on shares issued and outstanding excluding shares owned by an ESOP where there is not a commitment to release such shares. For the purpose of preparing the pro forma pricing tables and exhibits, we have reflected all shares issued in the offering including shares purchased by the ESOP as outstanding to capture the full dilutive impact of such stock to the Bank’s shareholders. However, we have considered the impact of the Bank’s adoption of SOP 93-6 in the determination of People’s pro forma market value.

1. P/E Approach. In applying the P/E approach, RP Financial’s valuation conclusions considered both reported earnings and a recurring or “core” earnings base, that is, earnings adjusted to exclude any one time non-operating and extraordinary items, plus the estimated after tax earnings benefit from reinvestment of net stock proceeds. Income from continuing operations, which excludes $2.3 million of income from discontinued operations, equaled $121.7 million for the twelve months ended December 31, 2006. In deriving People’s estimated core earnings for purposes of the valuation, adjustments made to income from continuing operations included elimination of securities losses equal to $27.2 million, elimination of gains on sale of residential loans equal to $2.0 million and elimination of a tax benefit equal to $2.4 million. As shown below, on a tax-effected basis, assuming an effective marginal tax rate of 34.0%, the Bank’s core earnings were calculated at $135.9 million for the 12 months ended December 31, 2006 (Note: see Exhibit 2 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings). Accordingly, the Bank’s updated core earnings have increased from the $128.3 million utilized in the Original Appraisal, an increase of 5.9%. This increase was a significant factor in the updated valuation conclusion herein.

Year Ended 12/31/06 Amount
(in millions)
Income from continuing operations	$121.7
Add back: Net securities losses (1)	17.9
Deduct: Net gain on sale of loans (1)	(1.3)
Deduct: Tax benefit related to prior year tax matters	(2.4)

Core earnings estimate	$135.9

(1)	Tax effected at 34.0%.

Based on People’s reported and estimated core earnings, incorporating the impact of the pro forma assumptions discussed previously, the Company’s reported and core P/E multiples at the updated midpoint value of $5.630 billion equaled 29.48 times and 27.75 times, respectively. The Company’s updated reported and core P/E multiples indicate premiums of

Board of Directors

January 18, 2007

68.17% and 61.15% relative to the Peer Group’s average reported and core P/E multiples of 17.53 times and 17.22 times, respectively (versus premiums of 66.36% and 59.23% relative to the Peer Group’s average reported and core P/E multiples as indicated in the Original Appraisal). The Company’s updated reported and core P/E multiples indicate premiums of 84.71% and 74.20% relative to the Peer Group’s median reported and core P/E multiples of 15.96 times and 15.93 times, respectively (versus premiums of 87.21% and 75.88% relative to the Peer Group’s median reported and core P/E multiples as indicated in the Original Appraisal). The Company’s pro forma P/E ratios based on reported earnings at the minimum and the super maximum are 26.49 times and 34.96 times, respectively, and based on core earnings at the minimum and the super maximum are 24.86 times and 33.10 times, respectively. The Company’s implied conversion pricing ratios relative to the Peer Group’s pricing ratios are indicated in Table 8, and the pro forma calculations are detailed in Exhibits 3 and 4.

2. P/B Approach. The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. In applying the P/B approach, we considered both reported book value and tangible book value. The Bank’s pre-conversion equity of $1,339.6 million and pre-conversion tangible equity of $1,234.6 million were adjusted to include $8.5 million of equity held at the MHC level which will be consolidated with the Bank’s equity as the result of the conversion. Based on the $5.630 billion updated midpoint value, the Company’s P/B and P/TB ratios equaled 135.87% and 139.37%, respectively. In comparison to the average P/B and P/TB ratios indicated for the Peer Group of 209.12% and 269.15%, respectively, People’s updated ratios were discounted by 35.03% on a P/B basis and 48.22% on a P/TB basis (versus discounts of 37.54% and 52.04% relative to the Peer Group’s average P/B and P/TB ratios as indicated in the Original Appraisal). In comparison to the median P/B and P/TB ratios indicated for the Peer Group of 205.31% and 250.45%, respectively, People’s updated ratios were discounted by 33.82% on a P/B basis and 44.35% on a P/TB basis (versus discounts of 37.21% and 46.89% relative to the Peer Group’s median P/B and P/TB ratios as indicated in the Original Appraisal). The Company’s pro forma P/B ratios at the minimum and the super maximum equaled 128.53% and 147.49%, respectively. The Company’s pro forma P/TB ratios at the minimum and the super maximum equaled 132.28% and 150.60%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable in light of the valuation adjustments referenced earlier, the comparatively lower pro forma return on equity resulting from the Company’s significantly higher pro forma capital position and the resulting pricing ratios under the earnings and assets approaches.

In addition to the fundamental analysis applied to the Peer Group, RP Financial utilized a technical analysis of recent second-step conversion offerings. As indicated in the Original Appraisal, the pricing characteristics of recent second-step conversion offerings are not the primary determinate of value. Consistent with the Original Appraisal, particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the conversion funds (i.e., external funds versus deposit withdrawals). The three recently completed second-step conversion offerings had an average closing pro forma price/tangible book ratio of 105.7%. In comparison, the Company’s P/TB ratio of 139.4% at the updated midpoint value reflects an implied premium of 31.9% relative to

Board of Directors

January 18, 2007

RP® Financial, LC.

Table 8

Peer Group Market Pricing Table

Market Prices as of January 18, 2007

				Per Share Data (2)
Ticker	Company Name	Price/ Share	Market Value (1)	LTM Core EPS	LTM EPS	BV/ Share	TBV/ Share	Pricing Ratios (3)					Dividends (4)
								P/CORE	P/E	P/TB	P/B	P/A	Annual Div.	Yield	Payout Ratio

		($)	($Mil)	($)	($)	($)	($)	(x)	(x)	(%)	(%)	(%)	($)	(%)	(%)
PBCT	People’s Bank
Supermaximum		$20.00	$7,432.1	$0.60	$0.57	$13.56	$13.28	33.10	34.96	150.60	147.49	51.66	$0.40	2.00	69.91
Maximum		20.00	6,467.9	0.66	0.62	14.10	13.78	30.38	32.18	145.14	141.84	46.51	0.44	2.20	77.22
Midpoint		20.00	5,629.5	0.72	0.68	14.72	14.35	27.75	29.48	139.37	135.87	41.73	0.52	2.60	82.56

Minimum		20.00	4,791.1	0.80	0.75	15.56	15.12	24.86	26.49	132.28	128.53	36.64	0.60	3.00	84.78

All Publicly Traded Thrifts (No MHCs) (6)
Average		$20.38	$838.4	$1.15	$1.13	$15.00	$13.19	18.81	18.27	163.83	139.71	14.36	$0.45	2.23	35.92
Median		17.00	121.9	0.96	0.96	13.55	11.75	16.11	15.84	144.78	131.62	13.07	0.40	2.28	39.58

All Publicly Traded Banks (6)
Average		$25.70	$3,306.8	$1.58	$1.59	$14.10	$11.50	17.23	17.05	231.22	187.80	17.30	$0.55	2.04	29.22
Median		22.74	206.8	1.41	1.41	12.45	10.19	16.17	16.03	221.20	179.90	16.74	0.50	2.13	30.68

Peer Group
Average		$35.60	$2,214.2	$2.25	$2.21	$18.78	$13.62	17.22	17.53	269.15	209.12	20.21	$0.86	2.46	40.29
Median		31.08	2,262.6	2.09	2.11	15.90	14.77	15.93	15.96	250.45	205.31	20.89	0.89	2.32	37.01

Peer Group Detail
ABCW	Anchor BnCrp Wisconsin Inc.	28.76	626.4	1.97	1.96	15.18	14.26	14.60	14.67	201.68	192.89	13.98	0.68	2.36	33.67
CYN	City National Corporation	69.35	3,300.4	4.70	4.69	30.61	24.34	14.76	14.79	284.92	237.01	22.60	1.64	2.36	34.97
CBSH	Commerce Bancshares, Inc.	48.42	3,387.1	2.98	3.09	20.62	18.94	16.25	15.67	255.65	241.14	22.23	0.93	1.93	30.20
CFR	Cullen/Frost Bankers, Inc.	54.92	3,278.7	3.38	3.38	20.08	15.28	16.25	16.25	359.42	296.70	26.33	1.36	2.48	39.05
FNFG	First Niagara Fin. Grp, Inc.	14.67	1,624.6	0.85	0.87	12.97	5.92	17.26	16.86	247.80	113.11	19.54	0.48	3.27	52.87
MAFB	MAF Bancorp, Inc.	43.78	1,438.6	3.06	3.06	32.28	19.84	14.31	14.31	220.67	139.52	12.53	1.00	2.28	32.68
NAL	NewAlliance Bancshares, Inc.	15.95	1,814.6	0.52	0.50	12.36	7.74	30.67	31.90	206.07	131.71	24.27	0.24	1.50	47.00
PFB	PFF Bancorp, Inc.	33.40	822.0	2.21	2.24	15.85	15.80	15.11	14.91	211.39	217.73	17.70	0.68	2.04	30.36
PFS	Provident Financial Serv, Inc.	17.73	1,140.2	0.89	0.89	15.94	9.16	19.92	19.92	193.56	112.50	19.35	0.40	2.26	43.82
TCB	TCF Financial Corporation	26.70	3,495.9	1.93	1.98	7.88	6.70	13.83	13.48	398.51	358.87	24.44	0.92	3.45	34.85
VLY	Valley National Bancorp	25.41	2,931.2	1.41	1.40	8.23	6.40	18.02	18.15	397.03	314.48	23.65	0.86	3.38	61.04
WBS	Webster Financial Corp.	48.09	2,710.5	3.08	2.47	33.30	19.00	15.61	19.47	253.11	153.79	15.85	1.08	2.25	42.91

		Key Financial Data (5)
				Tang. Equity/ Assets	Last Twelve Months
Ticker	Company Name	Total Assets	Equity/ Assets		Reported		Core		Exchg. Ratio	Offering Size
					ROAA	ROAE	ROAA	ROAE
		($Mil)	(%)	(%)	(%)	(%)	(%)	(%)		($Mil.)
PBCT	People’s Bank
Supermaximum		$14,386	35.02	34.55	1.48	4.22	1.56	4.46	2.6003	$4,265
Maximum		13,908	32.79	32.28	1.45	4.41	1.53	4.67	2.2611	$3,709
Midpoint		13,491	30.72	30.17	1.42	4.61	1.50	4.89	1.9662	$3,225

Minimum		13,075	28.51	27.93	1.38	4.85	1.47	5.17	1.6712	$2,741

All Publicly Traded Thrifts (No MHCs) (6)
Average		$6,453	10.48	9.35	0.63	6.80	0.65	6.96
Median		846	9.29	8.16	0.68	6.89	0.69	7.47

All Publicly Traded Banks (6)
Average		$19,374	9.47	8.06	1.07	12.04	1.07	12.09
Median		1,173	8.93	7.57	1.08	12.26	1.09	12.20

Peer Group
Average		$10,576	11.12	8.17	1.24	13.06	1.25	13.13
Median		11,556	9.55	7.80	1.24	14.30	1.22	14.24

Peer Group Detail
ABCW	Anchor BnCrp Wisconsin Inc.	4,482	7.38	6.97	1.00	13.29	1.01	13.34
CYN	City National Corporation	14,617	9.98	8.10	1.62	16.33	1.62	16.35
CBSH	Commerce Bancshares, Inc.	15,230	9.47	NA	1.54	15.96	1.49	15.41
CFR	Cullen/Frost Bankers, Inc.	11,647	9.63	7.50	1.68	18.74	1.68	18.74
FNFG	First Niagara Fin. Grp, Inc.	8,012	17.27	8.70	1.17	6.87	1.15	6.73
MAFB	MAF Bancorp, Inc.	11,465	9.24	5.89	0.93	9.97	0.93	9.97
NAL	NewAlliance Bancshares, Inc.	7,199	18.81	12.68	0.73	3.72	0.76	3.90
PFB	PFF Bancorp, Inc.	4,644	8.40	8.37	1.30	15.30	1.29	15.13
PFS	Provident Financial Serv, Inc.	5,824	17.40	10.81	0.93	5.22	0.93	5.22
TCB	TCF Financial Corporation	14,297	7.21	6.20	1.87	26.27	1.83	25.66
VLY	Valley National Bancorp	12,395	7.66	NA	1.33	17.24	1.34	17.35
WBS	Webster Financial Corp.	17,097	10.98	6.46	0.75	7.79	0.93	9.70

(1)	Market value includes offering shares, exchange shares issued to existing non-MHC stockholders of PBCT and shares issued to the Foundation.
(2)	People’s per share information is pro forma December 31, 2006 adjusted to reflect the impact of the conversion and offerings. Peer group information is as of or for the 12 months ended December 31, 2006 or the latest date available. Core EPS is based on actual trailing twelve month data, adjusted to omit the impact of non-operating items on a tax effected basis and is shown on a pro forma basis where appropriate.
(3)	P/E = price to LTM earnings; P/B = price to book value; P/TB = price to tangible book value; P/CORE = price to LTM core earnings; P/A = price to assets.
(4)	Indicated twelve month cash dividend, based on last quarterly dividend declared. People’s dividend yield and payout ratios based on a share price of $20.00 and pro forma LTM EPS.
(5)	People’s information is pro forma December 31, 2006. People’s ROAA and ROAE are calculated using pro forma LTM EPS and LTM core EPS divided by pro forma ending December 31, 2006 assets and equity. Peer Group ROAA and ROAE are calculated based on LTM EPS and LTM core EPS dividend by average assets and average equity for the twelve months ended December 31, 2006, or the latest data available.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP Financial, LC calculations.

Board of Directors

January 18, 2007

the average closing pro forma P/TB ratio of the recent second-step offerings. In comparison to the current trading average P/TB ratio of 107.8% for the recent second-step conversion offerings, the Company’s P/TB ratio at the updated midpoint value reflects an implied premium of 29.3%. The comparability of the Bank’s pro forma pricing to the recent second-step conversions is considered to be somewhat diminished by the significantly larger size of the Bank’s offering.

As set forth in the Original Appraisal, the average pro forma price/tangible book ratio of the five second-step conversion offerings completed with over $1 billion assets equaled 141.1% (see Table 9). The average price/tangible book ratio was influenced by simultaneous acquisitions that were completed in connection with three of the second-step offerings, which resulted in comparatively higher price/tangible book ratios due to the goodwill that was created in those respective acquisitions. The median pro forma price/tangible book ratio of the five second-step conversions with over $1 billion in assets equaled 124.8% at closing. On average, the prices of the five second-step conversion offering increased 11.0% after one week of trading as fully-converted companies. In comparison, the Company’s price/tangible book ratio at the updated midpoint value reflects a discount of 1.2% and a premium of 11.7% relative to the respective average and median closing price/tangible book ratios of the five second-step conversion that were completed with over $1 billion in assets.

3. P/A Approach. The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio computed herein. At the $5.630 billion updated midpoint value, People’s pro forma P/A ratio equaled 41.73%. In comparison to the Peer Group’s average P/A ratio of 20.21%, People’s P/A ratio indicated a premium of 106.48% (versus a premium of 92.61% relative to the Peer Group’s P/A ratio as indicated in the Original Appraisal). In comparison to the Peer Group’s median P/A ratio of 20.89%, People’s P/A ratio indicated a premium of 99.76% (versus a premium of 83.68% relative to the Peer Group’s P/A ratio as indicated in the Original Appraisal). The Company’s P/A ratios at the minimum and the super maximum equaled 36.64% and 51.66%, respectively.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of January 18, 2007, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the second-step conversion offering and contribution to the Foundation – including (1) newly-issued shares representing the MHC’s current ownership interest in the Bank, (2) exchange shares issued to existing public shareholders of the Bank and (3) the shares of common stock to be contributed to the Foundation – was $5,629,507,860 at the midpoint, equal to 281,475,393 shares at a per share value of $20.00. The resulting range of value and pro forma shares, all based on $20.00 per share and 2.0 million shares issued to the Foundation, are as follows:

Board of Directors

January 18, 2007

RP® Financial, LC.

Table 9

Pricing Characteristics and After-Market Trends

Second-Step Conversions Over $1 Billion in Assets

Institutional Information				Pre-Conversion Data				Offering Information				Contribution to
				Financial Info.		Asset Quality						Char. Found.
	ST.	Conversion Date	Ticker	Assets	Equity/ Assets	NPAs/ Assets	Res. Cov.	Gross Proc.	% Offered	% of Mid.	Exp./	Form	% of Offering
Institution											Proc.
				($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)
Second Step Conversions
Hudson City Bancorp, Inc.*	NJ	6/7/05	HCBK-NASDAQ	$21,131	7.50%	0.11%	126%	$3,929.8	66%	92%	3.2%	N.A	N.A
Partners Trust Fin. Group, Inc.*(7)	NY	7/15/04	PRTR-NASDAQ	$3,628	11.01%	0.59%	264%	$148.8	54%	85%	3.6%	N.A	N.A
Provident Bancorp, Inc.* (7)	NY	1/15/04	PBCP-NASDAQ	$1,544	10.25%	0.28%	236%	$195.7	56%	132%	1.7%	C/S	4.0%
Bank Mutual Corporation*	WI	10/30/03	BKMU-NASDAQ	$2,865	11.25%	0.24%	186%	$410.6	52%	132%	1.5%	NA	NA
First Niagara Fin Grp, Inc.*(7)	NY	1/21/03	FNFG-NASDAQ	$3,291	10.02%	0.42%	102%	$410.0	58%	100%	4.0%	NA	NA
Averages - Second Step Conversions:				$6,492	10.01%	0.33%	183%	$1,019.0	57%	108%	2.8%	N.A.	N.A.
Medians - Second Step Conversions:				$3,291	10.25%	0.28%	186%	$410.0	56%	100%	3.2%	N.A.	N.A.

Institutional Information				Insider Purchases				Pro Forma Data							Post-IPO Pricing Trends
								Pricing Ratios(3)			Financial Charac.				Closing Price:
				Benefit Plans			Initial Dividend Yield								First Trading Day		After First Week(4)		After First Month(5)
	ST.	Conversion Date	Ticker	ESOP	Recog. Plans	Mgmt.& Dirs.		P/TB	Core P/E	P/A	Core ROA	TE/A	Core ROE	IPO Price		% Change		% Change		% Change
Institution
				(%)	(%)	(%)(2)	(%)	(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)
Second Step Conversions
Hudson City Bancorp, Inc.*	NJ	6/7/05	HCBK-NASDAQ	4.0%	8.0%	0.4%	2.40%	121.5%	21.2x	24.4%	1.2%	20.1%	5.7%	$10.00	$10.96	9.6%	$11.08	10.8%	$11.59	15.9%
Partners Trust Fin. Group, Inc.*(7)	NY	7/15/04	PRTR-NASDAQ	8.0%	4.0%	0.7%	2.50%	188.9%	17.2x	12.7%	0.7%	6.7%	11.0%	$10.00	$9.99	-0.1%	$9.98	-0.2%	$9.81	-1.9%
Provident Bancorp, Inc.* (7)	NY	1/15/04	PBCP-NASDAQ	5.0%	4.0%	1.6%	1.40%	150.0%	34.6x	23.0%	0.7%	15.4%	4.3%	$10.00	$11.50	15.0%	$11.15	11.5%	$11.51	15.1%
Bank Mutual Corporation*	WI	10/30/03	BKMU-NASDAQ	0.0%	4.0%	0.2%	1.20%	120.5%	29.1x	24.2%	0.8%	20.1%	3.8%	$10.00	$11.78	17.8%	$11.85	18.5%	$11.54	15.4%
First Niagara Fin Grp, Inc.*(7)	NY	1/21/03	FNFG-NASDAQ	5.0%	4.0%	0.3%	1.76%	124.8%	19.5x	19.4%	1.0%	15.5%	6.4%	$10.00	$11.27	12.7%	$11.45	14.5%	$11.18	11.8%

Averages - Second Step Conversions:				4.4%	4.8%	0.6%	1.85%	141.1%	24.3x	20.7%	0.9%	15.6%	6.3%	$10.00	$11.10	11.0%	$11.10	11.0%	$11.13	11.3%
Medians - Second Step Conversions:				5.0%	4.0%	0.4%	1.76%	124.8%	21.2x	23.0%	0.8%	15.5%	5.7%	$10.00	$11.27	12.7%	$11.15	11.5%	$11.51	15.1%

Note: * - Appraisal performed by RP Financial; “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1)	Non-OTS regulated thrift.
(2)	As a percent of MHC offering for MHC transactions.
(3)	Does not take into account the adoption of SOP 93-6.
(4)	Latest price if offering is less than one week old.
(5)	Latest price if offering is more than one week but less than one month old.
(6)	Mutual holding company pro forma data on full conversion basis.
(7)	Simultaneously completed acquisition of another financial institution.
(8)	Simultaneously converted to a commercial bank charter.
(9)	Former credit union.

Board of Directors

January 18, 2007

$4,791,081,680, or 239,554,084 shares, at the minimum; $6,467,934,040, or 323,396,702 shares, at the maximum; and $7,432,124,140, or 371,606,207 shares, at the super maximum (also known as “maximum, as adjusted”).

Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC and the shares contributed to the Foundation, the midpoint of the offering range is $3,225,000,000, equal to 161,250,000 shares at $20.00 per share. The resulting offering range and offering shares, all based on $20.00 per share, are as follows: $2,741,250,000, or 137,062,500 shares, at the minimum; $3,708,750,000, or 185,437,500 shares, at the maximum; and $4,265,062,500, or 213,253,125 shares, at the super maximum. In addition, 2.0 million shares will be contributed to the Foundation at each point in the range. The comparative pro forma valuation ratios relative to the Peer Group are shown in Table 8, and the valuation assumptions are detailed in Exhibit 3. The pro forma calculations for the range are detailed in Exhibit 4.

Establishment of the Exchange Ratio

OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Board of Directors of People’s has independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company, before taking into account the impact of the share contribution to the Foundation. The exchange ratio to be received by the existing minority shareholders of the Bank will be determined at the end of the offering, based on the total number of shares sold in the subscription and syndicated offerings and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $20.00 per share offering price, the indicated exchange ratio at the midpoint is 1.9662 shares of the Company for every one public share of the Bank. Furthermore, based on the offering range of value, the indicated exchange ratio is 1.6712 at the minimum, 2.2611 at the maximum and 2.6003 at the super maximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held in the Bank by the public stockholders or on the proposed exchange ratio.

Respectfully submitted,

RP® FINANCIAL, LC.

William E. Pommerening Chief Executive Officer and Managing Director	Ronald S. Riggins President and Managing Director	Gregory E. Dunn Senior Vice President

[IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THE EXHIBITS TO THIS VALUATION UPDATE REPORT HAVE BEEN FILED IN PAPER PURSUANT TO A CONTINUING HARDSHIP EXEMPTION.]